UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 16, 2013

ORCHIDS PAPER PRODUCTS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32563 (Commission File Number)	23-2956944 (IRS Employer Identification Number)
4826 Hunt Street Pryor, Oklahoma 74361 (Address of Principal Executive Offices)
(918) 825-0616 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 16, 2013, at a regularly scheduled meeting of the Board of Directors (the “Board”), Orchids Paper Products Company (the “Company” or “Registrant”) increased the size of its Board from six to seven members and appointed Ms. Elaine MacDonald to fill the resulting vacancy and serve as a member of the Board effective as of May 16, 2013. Ms. MacDonald will serve on the Nominating and Corporate Governance Committee.

In connection with her service as a director, Ms. MacDonald will receive Orchids’ standard non-employee director compensation. Cash compensation consists of an annual retainer of $30,000 and an attendance fee of (i) $1,200 for each meeting attended in person and (ii) $600 for each meeting attended by telephone. Additionally, at the meeting, each member of the Board (other than the Chairman), including Ms. MacDonald, was awarded 5,000 options for the Company’s common stock with an exercise price of $22.95 per share.

In connection with her appointment, Ms. MacDonald will enter into Orchids’ standard form of Indemnification Agreement.

At the same meeting, Mr. Jeffrey S. Schoen was elected Chairman of the Board. Mr. Schoen had served as lead director from March 2013 to May 2013. In connection with his election to Chairman, the Board awarded Mr. Schoen 15,000 options for the Company’s common stock with an exercise price of $22.95 per share and cash compensation of $150,000 per year.

Item 5.03.    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

As set forth below in Item 5.07, on May 16, 2013, at the Annual Meeting of Stockholders (“Annual Meeting”) of the Company, the stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”), which amends Article Seventh of the Certificate of Incorporation to permit holders of twenty-five percent (25%) or more of the Company's voting stock to call a special meeting of stockholders. Previously, stockholders had no right to call a special meeting of stockholders. The above description of the Certificate of Amendment is qualified in its entirety by reference to the full text of the Certificate of Amendment, which is filed as Exhibit 3.1 attached hereto and incorporated by reference herein.

As set forth below in Item 5.07, on May 16, 2013, at the Annual Meeting, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Bylaws (the "Bylaws Amendment"), which amends the Bylaws to permit holders of twenty-five percent (25%) or more of the Company's voting stock to call a special meeting of stockholders. The above description of the Bylaws Amendment is qualified in its entirety by reference to the full text of the Bylaws Amendment, which is filed as Exhibit 3.2 attached hereto and incorporated by reference herein.

The Amendments became effective May 17, 2013, upon acceptance of the Company's filing of the Certificate of Amendment with the Secretary of State of Delaware.

Item 5.07. Submission of Matters to a Vote of Security Holders.

On May 16, 2013, the Company held its Annual Meeting of Stockholders. At that meeting, the stockholders of the Company voted affirmatively to elect six directors, to ratify the Audit Committee’s selection of HoganTaylor LLP as the Company’s independent registered public accounting firm for the fiscal year 2013 and approve amendments to the Company's Certificate of Incorporation and Bylaws to permit holders of 25% or more of the Company's voting stock to call a special meeting of stockholders.

On April 2, 2013, the record date for the meeting, 7,774,755 shares of the Company’s common stock were issued and outstanding, of which 7,324,782 were present at the meeting for purposes of establishing a quorum.

The proposals that were voted on at the Annual Meeting of Stockholders are described in detail in the Company’s Proxy Statement that was filed with the Securities and Exchange Commission on April 4, 2013. The final results for the votes regarding each proposal are set forth below.

1. Election of Directors. Each of the nominees for director, as listed in the Proxy Statement, was elected to serve until the conclusion of the Company’s 2014 Annual Meeting of Stockholders or until his successor is duly elected and qualified, with the voting results as follows:

Name	Votes FOR	Votes WITHHELD	Broker Non-Votes
Steven R. Berlin	5,603,826	255,575	1,465,381
John C. Guttilla	5,559,357	300,044	1,465,381
Douglas E. Hailey	5,625,572	233,829	1,465,381
Mark H. Ravich	5,607,482	251,919	1,465,381
Jeffrey S. Schoen	5,605,096	254,305	1,465,381
Robert A. Snyder	5,249,550	609,851	1,465,381

2. Ratification of HoganTaylor LLP. The Audit Committee’s selection of HoganTaylor LLP as the Company’s independent registered public accounting firm for the fiscal year 2013 was ratified, with the voting results as follows:

Votes FOR	Votes AGAINST	Abstentions
7,261,193	32,423	31,166

3. Amendment to the Certificate of Incorporation and Bylaws. The proposal to amend the Company's Certificate of Incorporation and Bylaws to permit holders of twenty-five percent (25%) or more of the Company's voting stock to call a special meeting of stockholders was approved, with the voting results as follows:

Votes FOR	Votes AGAINST	Abstentions	Broker Non-Votes
5,597,840	230,821	30,738	1,465,383

Item 8.01. Other Events.

On May 17, 2013, the Registrant announced that its Board of Directors approved a quarterly cash dividend of $0.35 per outstanding share of the Registrant’s common stock to stockholders of record at the close of business on June 7, 2013. The Registrant expects to pay this dividend on June 21, 2013. A copy of the press release issued by the Company on May 17, 2013 is filed herewith as Exhibit 99.1 and is incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. See the Exhibit Index which is hereby incorporated by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORCHIDS PAPER PRODUCTS COMPANY

Date: May 17, 2013	By:	/s/ Keith R. Schroeder
Keith R. Schroeder
Chief Financial Officer

Exhibit Index

Exhibit	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation.

3.2	Amendment to Amended and Restated Bylaws.
99.1	Press Release dated May 17, 2013 regarding quarterly dividend.